Exhibit 99.1

Operator:  Good morning ladies and gentlemen, and thank you for standing by, and welcome to the Sunstone Hotel Investors First Quarter 2020 Earnings Call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session, and instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, May 8, 2020 at 12:00 pm Eastern Time.  I will now turn the presentation over to Aaron Reyes, Vice President of Corporate Finance and Treasurer.  Please go ahead.

Aaron Reyes:  Thank you operator and good morning everyone.  By now you should have all received a copy of our first quarter earnings release and supplemental, which were made available earlier today.  If you do not yet have a copy, you can access them on our website.  Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC which could cause actual results to differ materially from those projected. We caution you to consider these factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information including adjusted EBITDA, adjusted FFO, and hotel adjusted EBITDA margins.  We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.  With us on the call today are John Arabia, President and Chief Executive Officer and Bryan Giglia, Chief Financial Officer.  After our remarks we will be available to answer your questions.  With that, I would like to turn the call over to John, please go ahead.

John Arabia:  Thanks Aaron, good morning everyone.  Let me start off by saying I hope you and your families are safe and healthy during this incredible time, and also we very much appreciate you taking the time out of your busy schedules to get what is a very important update on our company.  Much has changed in the three months since our last earnings call as the country, lodging industry, and our company have had to react to the health risks and economic threats posed by COVID-19.

Today, I’ll provide an update on the following:  First, what has transpired at our company over the last three months.  Second, how we reacted quickly in the early weeks of the pandemic to protect our company, to mitigate our damages, and to preserve our already significant liquidity.  Third, the current status of our portfolio and the operating environment, and finally our focus on methodically managing our business to not only protect our company, but to position our company to take advantage of the significant dislocation that is likely to occur.

So, let’s begin with a review of the past three months.  Following our earnings call on February 19th, the world generally seemed to be business as usual.  We continued to execute on our business plan, press forward with ongoing capital projects, worked on additional asset sales, and gradually bought back common stock as our share price declined.  In fact, we were quite pleased with our portfolio operating performance as we began 2020 with hotel EBITDA exceeded or budget in both January and February.  In early March, right after the Raymond James and Citi Conferences, it became clear the concerns over COVID-19 were increasing,  major sporting events, festivals and conferences were being canceled, and stay at home orders and travel restrictions never before considered a possibility, became increasingly common.  By early to mid-March, it became apparent that travel was slowing materially, and action was required.  We reacted quickly, working with our operators and in consultation with, or at the direction of, local health officials, we began a systematic process of temporarily suspending operations at many of our hotels.  Between March 12th  and April 6th, we suspended operations at 14 of our 20 hotels and, in coordination with our property operators, dramatically reduced the service levels or amenities of those that had continued operations in order to mitigate the spread of COVID-19 and to minimize the financial losses.  In the early weeks, our focus was squarely on maintaining liquidity and determining how much of our sizeable cash balance we would use each month as hotel operations were suspended or significantly curtailed.  At that time, we knew that our significant cash position, our leverage, our well-positioned and recently-renovated portfolio, and our strong relationships with our capital partners, gave us significant confidence that we were among the best positioned to weather this unprecedented storm.  It was this confidence that gave us the flexibility to balance our short-term needs for liquidity with our ability to manage and invest in our business in order to maximize our long-term value.

With this balanced approach, we did the following.  First, as I just mentioned, we suspended operations at 14 of our 20 hotels and materially curtailed operating expenses at those hotels that remained in operation.  These steps were very difficult and resulted in a terrible number of layoffs and furloughs.  At the same time, working in conjunction with our operators, we decided to maintain various disciplines at our hotels, including the hotel executive teams, engineers, security staff, HR personnel, and sales professionals.  We elected to keep these disciplines at our hotels in order to maintain and protect the facilities, to stay in contact with and help displaced associates, and most importantly, to main the hotels relationships with its customers to sell future business so we could get back to business as soon as practical.  While this strategy will result in slightly higher monthly cash burn rate, we believe strongly that it is the right thing to do for our hotels, the hotel associates, and our long-term value.  Not all owners have taken this approach as it is more costly in the short term.  We think it’s the right long-term decision.  Second, we postponed approximately $35 million of capital projects, leaving approximately $40 million of our 2020 budgeted renovations.  At the same time, again, with a balanced approach to our business, we accelerated several very disruptive projects that were on hold, awaiting a quiet time to be completed.  These projects which add up to roughly $6 to $8 million of total capital investment, will be completed while the hotels have suspended operations, saving us many millions of dollars of operating displacement had we completed the projects when the hotels were fully operational.  For example, we are adding lanai decks to many of our ground floor rooms in Wailea, repairing the escalators that connect the lobby to the meeting space at our Renaissance D.C., and putting in a new floor in the atrium at the Renaissance Orlando.  Third, we have cut back on corporate expenses.  These corporate expense reductions are likely to result in cash savings approximately $2 to $4 million this year.  Fourth, in the abundance of caution and during the period where we were working to get a better understanding of what our cash-burn rate was likely to be, we drew down $300 million on our credit facility.  Following that draw, we are working through the process of obtaining covenant relief that will likely be needed on our credit facility, term loans, and private placement notes.  While there can be no assurances that we will reach agreement with these capital partners, we believe that we are in the later stages of the process of obtaining a covenant relief package which is expected to provide access to the facility funds while providing us flexibility to manage our business without some of the financial limitations that those who may be more highly levered are likely to encounter.  And finally, as a result of our discussions with our unsecured lenders, we proactively decided to temporarily suspend our common dividend payments and share repurchase activity.  We viewed this as a small price to pay in the short term in return for the added stability to the company and the flexibility we expect to receive from our debt capital partners.

So, where does that leave us?  Well, in the current environment with most hotels closed and virtually no revenues, we expect to incur property level cash losses approximately $18 to $21 million a month.  In addition, we expect to incur, on average, $10 to $11 million a month in corporate expenses, debt service and other expenses, which includes approximately $3 to $5 million of monthly capital investments and approximately $1 million a month of preferred stock dividends.  When combined, we estimate our all-in cash-burn rate to be approximately $28 to $32 million a month, on average.  We would expect this cash-burn rate to gradually decline as we methodically reopen hotels and as occupancy and cash flow build.  At the end of the quarter, we had approximately $547 million of unrestricted cash excluding the previously announced $300 million line draw on our $500 million credit facility.  Again, excluding the previously announced $300 million line draw on our facility.  Taken to an extreme, we estimate that our significant cash position and access to our sizeable credit facility could sustain the current limited-to-no revenue environment for roughly 2.5 to 3 years, if required.  Furthermore, if the situation became worse, we could make incremental cuts to our capital spend, corporate expenses and in other areas.  That said, we do not expect to need anywhere near that amount of financial runway, which will leave us with more capital to go on offense earlier than most.  As all of you know, we have taken a conservative approach to our balance sheet based on our fundamental view that the significant operating leverage of hotel ownership should not be compounded with high financial leverage.  This view has not always been popular nor appreciated.  As we have always stated, we have positioned our balance sheet to be able to incur a 50% decline in same store EBITDA and still have offensive capabilities.  While this downturn is worse than we had planned for, a conservative leverage profile gives us the safety to weather a no-revenue environment for an extended period of time while also positioning us to be one of the first companies able to take advantage of the significant dislocation we expect in the private hotel market.  Very few other hotel owners share this enviable position and we fully expect many hotel owners will be significantly impaired, or worse, for an extended period of time, particularly if the industry comes out of this pandemic only to deal with recessionary hotel demand and pricing levels.  Our balance sheet was built for sizeable recessions.  Most others were not.

So now let’s turn our discussion to our portfolio, what we are seeing on the ground, and how we expect to reopen our hotels. As I mentioned earlier, between the middle of March and early April we suspended operations at 14 of our 20 hotels.  The six hotels that remain open include, Boston Park Plaza, Renaissance Baltimore, Hilton Times Square, Renaissance LAX, Renaissance Long Beach, and the Embassy Suites La Jolla.  A couple of those hotels have secured government business including housing the National Guard or military personnel and have recently run daily occupancy levels in the low 20% range. As for group business, we first started witnessing group cancelations around the time of last earnings call in mid-to-late February.  As I’m sure you’re all aware, group cancelations increased meaningfully in March and April and have continued in early May as shelter-in-place orders have been extended and people remain averse to congregating.  Through May 5th, we have received group cancelations that represent approximately 376, 000 room nights and $137 million of group revenue which

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represents approximately 29% of our 2020 budgeted group revenues.  Most of these cancelations are group meetings scheduled for March through June.  Approximately 72% of our second quarter budgeted group room nights have canceled and we would anticipate that most of our remaining second quarter group rooms will cancel as well.  As of March 5th, only 18% and 1% of our budgeted group room nights have canceled for the third and fourth quarters respectively.  However, we’d expect these figures to continue to increase until there’s greater clarity around our ability to congregate and an improvement in the confidence of the traveling public to do so.

But not all the news is negative.  During the rapidly changing landscape in the month of March, while significant numbers of current year group rooms were being canceled,  our hotel sales teams grew our portfolio room nights on the books for 2021 by 10,000 rooms and added an additional 14,000 room nights for 2022.  Our strategy of maintaining several sales professionals on property is paying off.  In April, in the midst of closing hotels, the hotel sales teams booked new group business, not including any canceled or rebooked events, but true new business, for all future years, of nearly 23,000 room nights, showing that customers are looking to the future.  In addition, we have already rebooked, or in the process of amending contracts on, roughly 15% of the canceled group business and another 25% of the canceled group business has indicated their intent to rebook and are working with the hotel sales professionals.  As these groups that have rebooked or intend to rebook comprise our larger events, they equate to nearly 50% of the rooms that have been canceled to date.

So, what type of business will recover first, when will we reopen hotels, or what are we doing to reopen hotels? Well, we believe drive-to leisure demand is likely to come back fairly quickly as there is mounting evidence that there is significant pent-up demand to travel and to vacation. We also believe that there will be a gradual recovery in commercial transient business as air travel resumes.  And finally, we expect a delayed recovery in large group business, particularly if social distancing mandates remain in place for an extended period of time.  While we are working daily with our operators to plan for the eventful reopening of our hotels, the truth of the matter is we do not yet know the specific timeline of resuming operations at each one of our hotels.  As it stands today, subject to change, we are likely to see a few of our hotels reopen in June with others reopening in July.  Recovery is likely to be gradual and hotel operations and service levels will have to change in order to properly address health and safety concerns and the financial reality of what is likely to be low occupancies for some period of time.  Our team is working directly with our operators daily to finalize the details related to new openings, cleaning and staffing standards and the impact on our margins and financials.  We will have more details to share with you regarding these modified standards as time goes on.  That said, I need to point out that old operating paradigms have been thrown out and all operating models are being reviewed for the future.  While this is a challenging process, I believe strongly that long-term the industry will be better off.

Before I turn it over to Bryan, I would like to take a second to thank our operating partners including all of those at Hilton, Marriot, Hyatt, and our independent operators for their herculean efforts over the past three months.  This is by far the most difficult operating environment our industry has ever faced and our operating partners and the hotel teams have worked around the clock with fewer resources to handle this challenge as best as possible.  I would also like to thank our hotel executives, not only for their effort in protecting our hotels but more importantly for assisting our out-of-work hotel associates, many of whom have worked at our hotels for decades.  I also want our team at Sunstone for jumping into action and for reacting quickly to this crisis and putting us in a position not only to weather the storm but also to come out of this stronger than before.  And most importantly, a message to our hotel associates, the heart of our industry, please know that we are doing everything within our power to reopen our hotels safely and as soon as possible so you can come back to work and do what you do best.  With that, I’ll turn it over to Bryan.

Bryan Giglia:  Thank you John and good morning everyone.  As of the end of the quarter we had $847 million of unrestricted cash including the $300 million draw on our credit facility.  As John mentioned, we are currently working with our bank group and unsecured noteholders to amend our in-place credit documents and expect to agree on a waiver of financial covenants over the coming weeks.  The intention of the waiver is to provide relief during the time period in which trailing financials will be impacted by the COVID-19 pandemic.  As we’ve previously discussed, our balance sheet was built to easily maneuver through a significant recession, it unfortunately was not designed to withstand an ongoing global pandemic.  That said, while we anticipate that we will emerge from the covenant relief period with higher leverage than where we stand today, we expect to have significantly more flexibility and ability to take advantage of opportunities than those that went into this with higher leverage.  It is important to note and to and to reiterate a point that John made.  Based on our current cash balance, excluding the $300 million draw on our credit facility or any future draws on our credit facility, and just to be clear, as of the end of the first quarter this is a cash balance of approximately $547 million, we would have approximately 18 months of liquidity.  Again, that is 18 months of liquidity before we would need to take on any additional leverage from proceeds from our line or any other

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capital source which could extend that liquidity to up to 2.5 to 3 years.  This assumes no change to the operating environment, meaning the 14 hotels that have suspended operations continue to be suspended.  This also assumes that we continue with our current planned capital investment which could be reduced, if needed, and that we do not implement any additional cost mitigation measures.  This is an important distinction.  When we come out of this, we will have significantly more capacity than others.  Our balance sheet was already designed to handle a major downturn, so even if we emerge from the pandemic into a recessionary macro environment, which is likely, we will not need to access additional equity capital to shore up our balance sheet or right size our leverage.  This may not likely be the case with everyone in our industry.

Shifting to first quarter operations, financial results are provided in our earnings release and in our supplemental.  First quarter operations were negatively impacted by the dramatic reduction in domestic travel resulting from the COVID-19 pandemic. First quarter adjusted EBITDA was $14.1 million and first quarter adjusted FFO per share was a loss of $0.01.  First quarter’s earnings were negatively impacted by a $10.1 million expense related to current and future wages & benefits for furloughed or laid-off hotel employees.  During the first quarter, we recorded impairments totaling $115.4 million which was predominantly the result of an impairment at the Hilton Times Square which we wrote down by approximately $108 million to a value of $61 million, and at the Renaissance Westchester which was written down by approximately $5 million to a value of $30 million.  In addition, a $2.3 million impairment loss was recorded to write off the expenses related to an abandoned expansion project at the Hilton San Diego Bayfront.

The impairment at the Hilton Times Square was a result of deteriorating long-term profitability expectations, a disputed 2020 ground rent and property tax resets which could result in increases that would materially exceed our previous expectations, the upcoming maturity of the $77 million secured mortgage and, most recently, the catastrophic effect of the COVID-19 pandemic. The impairment taken at the Hilton reflects the cumulative impact of all these challenges and is meant to reflect what is current market value.  On a current cash-flow basis, we expect the hotel to lose between $6 and $8 million of EBITDA this year which could further deteriorate if the New York market does not see travel demand return during the second half of this year.  Based on our current projections of loss for the near-term, the significant increase in property taxes, the uncertainty around the ultimate outcome regarding the ongoing negotiations over the increase to ground rent, and the upcoming mortgage maturity, we are currently working with a special servicer which may result in the appointment of a receiver.  This is not a decision that we take lightly but given the challenging circumstances and the confluence of material valuation hits this hotel has sustained, we believe that this is the right outcome for our shareholders.  While we did not anticipate the pandemic, we did identify several of these issues and have been working diligently for over a year exploring every and any potential opportunity to work with the various parties to salvage value.  Ultimately, we were unable to reach resolution with any of our counter parties that would have resulted in this property remaining a viable going concern given its debt levels.

Now turning to dividends, as John mentioned, in effort to preserve liquidity, we have suspended our common dividend. Depending on whether or not there is taxable income this year will determine when our common dividend will be reinstated. Separately, our board has approved the routine quarterly distributions for both outstanding series of our preferred securities.

With that, I would like to now open the call to questions.  Operator, please go ahead.

Operator:  Yes sir, thank you. And if you would like to ask a question, please signal by pressing star 1 on your telephone keypad.  If you are using a speakerphone please make sure your mute function is turned off to allow our signal to reach your equipment.  Again, that is star 1 if you would like to ask a question, we will now take a question from Lukas Hartwich with Green Street Advisors.

Lukas Hartwich:  Thanks.  For closed hotels, I’m just curious what markers you’re using to gauge when to reopen properties?

John Arabia:  Hey Lukas, good morning.  Our asset management team has been working daily with our operators to try and answer those questions.  Obviously, this is something new to all of us, something that, thank God, we’ve never had to do before.  What we are looking for is any indication of demand in markets, whether that’s an indication of transient or groups that will show up for a term.  So, the real question then becomes at what point do we open, and to us it’s once we can open up safely, once we have those protocols in place that we can actually handle folks or guests safely, the hotel associates safely and at the same time not lose more money that we are currently already burning.  So a lot of questions on the table.  Our asset management team is working diligently and I will tell you, again another shout-out to our operators who are working with far

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fewer people to try and answer all of those questions in a very, very fluid and dynamic situation.  The good news Lukas and boy we are looking for good news these days but we think we found it in different spots, the good news is that we have maintained executive teams, engineering staff, HR professionals, sales professionals on property and so our ability to turn these hotels back on, which would be a fantastic day, but the ability to turn these hotels back on will probably take us, depending on the hotel, three days to seven days, depending on the complexity of the hotel.

Lukas Hartwich:  Great, that’s really helpful color.  And then, just to turn to values, I’m just curious if Sunstone were looking for acquisitions today what discount would you require compared to where values were a few months ago?

John Arabia:  Great question, unfortunately I don’t have a great answer.  I mean what we’re seeing right now is just tidbits of information and as you would anticipate in a period of this level of dislocation, there is going to be a significant bid-ask spread. We have heard of and have been in contact with certain folks that are looking for liquidity and need liquidity, don’t have the resources to get through something like this with cash burn rates or might not have institutional backing.  They have been looking for discounts of 10%, maybe 20%, as a seller.  I think buyers are looking for something. If you have cash right now and you have liquidity, I think buyers are looking for something far wider than that.  I’m hearing 25%, 30%, 35% or more down from what one would anticipate the value to be prior to COVID-19.  Now obviously that is all going to change in this very fluid situation as we have a better handle on what’s happening with the virus, what’s happening with travel, what the debt markets do, etcetera, etcetera, and so, again, that is simply a spot market now and I would anticipate that to change. If I’m right on those numbers, I would anticipate that to change meaningfully over time.  This is not a great time to be selling hotels.

Lukas Hartwich:  All right, and then maybe just one final, one kind of bigger picture theoretical, if people get more comfortable with working from home and we’re all doing virtual meetings, you know, the obvious question comes up, will lodging demand, business transient, etcetera, be impacted in the long-term? I’m just curious what your thoughts are on that.

John Arabia:  I don’t think so Lukas.  I really don’t. From what I see, I think that there is an enormous pent-up demand for people to get out of their homes and to go do something fun and to congregate.  I have been on hundreds and hundreds and hundreds of conference calls, zoom calls, go-to meetings etcetera, etcetera, and I will tell you I cannot wait to get on an airplane, and I love my family, I’ll take them with me, but I cannot wait to get out of my house.  And I think there are a lot of people like that.  Business is best done face to face.  Now will there be systematic changes because of this? Of course. Do I expect that to have a material long-term impact on our business?  I do not.  In fact, I can’t wait to get back to Wailea because it will be spectacular.  Operator next question please.

Lukas Hartwich:  Awesome, thanks.

Operator:  Yes sir, we’ll take our next question from Anthony Powell with Barclays.

Anthony Powell:  Hi, good morning. Yes, on the question on Wailea, it’s obviously a leisure market, Hawaii generally a fly-to market, what’s the thought process from the authorities there about a reopening and when do you think we may start seeing some travel resume?

John Arabia:  Yes, so Hawaii in general has been shut down as there’s effectively a quarantine for anybody traveling to Hawaii to effectively shelter in place for 14 days. And so as a result of that, air traffic directly to Maui has been effectively completely curtailed.  In fact, flights are coming in through Oahu.  And so, we would anticipate that until local health authorities lift that and feel more comfortable that the hotels will remain shut.  Having that said, and as one of our data points that shows there is significant pent-up demand for leisure traffic, the inquiries, the reservations for the fourth quarter for Wailea are off the charts. And again, I do think that people want to get back, it’ll really just come down to when people can safely travel again. We, working with other hotel owners, are in communication with the airlines to try and coordinate that.  And so,

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while I don’t have an answer of a specific date for you right now, I feel good about once time passes and perhaps get a lucky break and some of the restrictions lift, that Wailea will be just fine.

Anthony Powell:  Got it, thanks.  Ang going back to capital allocation, you bought back stock early in the quarter and suspended that. How do you view buying back stock versus buying hotels that are out there kind of in the current environment? You may have already seen the low in the stock, so are there better options  now out there in the hotel market and realistically what’s the earliest you can really think about buying hotels, is it once you get this past really acute pandemic crisis?  Could you be buying hotels by the end of this year? Is that too early? What’s kind of the timeline here?

John Arabia:  So, a couple of questions in there. How do we feel about buying back stock? Right now, we’ve suspended our stock repurchase, not out of a desire or lack of desire to do so, but really just in shoring up our balance sheet and getting through our covenant amendments with our capital partners. The real question will be is when do we come out of that covenant holiday and what’s available to us at that point.  I do expect to have some flexibility in terms of capital allocation which we can’t go into the details of now, but I expect to, once we get through this covenant waiver, I do expect to have some flexibility but unfortunately can’t go into the details of that right now.  In terms of what’s available or how do we weigh share repurchase versus acquiring assets, it is still a little bit too early on that Anthony.  There’s really not a robust market for acquisitions as we stand here today or a real sense of exactly where pricing is as I had mentioned on Lukas’ comments.

Anthony Powell: Got it and if you get the covenant waiver could you be in the market for acquisitions in the fourth quarter, first quarter next year? What’s the earliest you think we could get back into the market?

Bryan Giglia:  Good morning Anthony it’s Bryan.  We don’t obviously have the waiver in place yet so let me talk generally about the structure and what that would look like and then base it off what we’ve seen in the market.  There tends to be a basic construct that has standardized the material terms of what waivers for public lodging companies will look like right now.  So you should expect from the ones you’ve seen so far, for most of them to share a lot of those characteristics, and then based on the specific leverage of each company, there would be specific nuances to each one.  The more levered companies obviously would have heavier restrictions and more restrictions on mandatory prepayments, restrictions on acquisitions, capital investment, limiting dividends or share repurchase also. So that would be for the most leverage.  For the companies that went into this with lower leverage, you should expect more breathing room when it comes to capital, when it comes to acquiring assets.  You’re not going to have the ability to do whatever you want but there should be some easing of restrictions that would allow for buckets of investment.  And so, over the coming weeks, my guess is that the majority of companies will have them rolling out over the near term. And, when you look at this waiver period and you look at the restrictions the other thing you need to think of is when we all come out of this and are on the other side of this relief period and once we have a cleaner trailing 12 month to calculate our covenants off of, just because you have a covenant waiver doesn’t mean that when you come out on the other side your leverage is in an area that’s conducive to acquiring or allocating capital.  Remember that we built the balance sheet so we could handle major downturns and, if you were to take a 50% decline that John talked about earlier, at the end of the day, we would be between 3.5 to 4 times levered at that point, which would give us the ability to do a lot of things. Others may, at that 50% decline, even though you get through this waiver period, others may come out of this as high as 6 to 10 times, which is quite restrictive.  So I think that to answer your question, during the covenant waiver period, we should expect to have some flexibility but more importantly when we come out of this, we think we will have significantly more options than many of our peers.

Anthony Powell:  Got it, thank you.

Operator:  We’ll now take our next question from Shaun Kelley with Bank of America.

Shaun Kelley:  Hi, good morning out there guys and John, yes, Wailea sounds probably pretty good to many of us on the call right now.  So, I was hoping you could comment a little bit further, Bryan, clarity of what you just gave was important so maybe just to be super clear on it.  There’s basically both restrictions during the covenant waiver period and then obviously

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what the whole situation will look like afterwards. Do you expect the restrictions during the waiver period on Sunstone to be lower? I’m know you can’t get into specifics but is that part of the crux there that you should have a little bit more flex and possibly some restricted payments but there might be more flex and what you can do earlier than most?

Bryan Giglia:  Yes, good morning Shaun, while I can’t get into the specifics, speaking generally to our credit and some of our peers that have credit that’s comparable to ours, those that have the lower levered balance sheets, are superior credits and that should warrant flexibility that those that are more highly levered will most likely not have.  I think that’s probably is as specific as I can be right now.

Shaun Kelley:  I understand I appreciate that.  And then, the other question I had is going back to Anthony on the fly-to piece for Hawaii.  That’s obviously a really, really important market for Sunstone.  Have you been in dialogue at all with some of the airlines and how they are going to work with reopening capacity to a market like that where interestingly it could be, outsized demand on that leisure travel there as well, especially relative to what we’re going to see with air travel elsewhere and how are they thinking about it if you have?

John Arabia:  So, I think the question is, have we been in dialogue with folks in the broader tourism  industry on restarting, and the answer is yes, in general, with other hotel owners and very early conversations with transportation as well about just how we’re going to get the islands restarted.

Shaun Kelley:  Any color you could provide, John, on how it looks or just too early on flight schedules and things like that?

John Arabia:  Too early to tell. I will tell you that the only thing I actually can point to, it’s just too early for specifics on that. But the only thing we can really point to is just the reservation volume coming in and looking for reservations, particularly in the fourth quarter.

Shaun Kelley:  And last question for me would just be on the cash burn figures. So first of all, thank you for all the detail on that.  As we, start to think about these numbers and differences by operator, especially at the hotel level.  John, you made it really clear that you’re choosing deliberately to invest in certain areas of the hotel because you can.  Is a big part of the difference as you think about it right now probably in that sales piece in keeping that ongoing relationship going? Is that probably the biggest primary difference as we think about some of these line items and anything else that you think might drive that difference?

John Arabia:  Well, from what we can tell its number of executives, executive time and then also number of salespeople. There are a few others that are taking the same path that we are, it’s our understanding, but I would say that there are others that are not.  Some have taken a “lock the front door” mentality because, quite honestly they can’t afford it, and they’re looking for every dollar of liquidity that they can get right now.  Look there’s not many folks that can sustain, you know, $30 million a month for a portfolio, for example, like ours or take it down and say you owned a couple of hotels and then instead of 30 let’s say it was $2 or $3 million a month.  There are certain owners that just can’t sustain that and they are cutting everywhere they can.  Where I think that will eventually manifest itself is how long does it take the property to reopen, how does it reopen? Can it be nimble enough to make the changes to be the safest hotel or viewed as the safest hotel possible to the traveling public and to the meeting planners?  What does your sales look like in future periods? How have you treated that group customer? So, these are all decisions that you can’t see from a burn rate but are important for the longevity of the assets.  We own a $4.5 to $5-billion portfolio of assets, having the right engineers on property to protect those assets, having the right security around those buildings to protect those assets, your investments, is really important. So, that has been our focus.  I do know having listened to a couple other calls that a few other of our peers share this view and have done the exact same thing. My understanding is many have not.

Shaun Kelley:  Thank you very much.

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Operator:  We’ll now take our next question from Chris Woronka with Deutsche Bank.

Chris Woronka:  Hey good morning guys. John and Bryan, you guys have seen a couple of cycles and they’re all different in their own right but, you know, the one thing we always think about is what does pricing look like on the other side and I’m certainly not asking you for a number, But do you  think directionally the same thing is going to hold true this time where we build occupancy and it takes a lot longer for rates to come back and, how do you think distribution and loyalty plays into that? And I guess the question is do you expect there to be enough property closures that rates come back a little bit faster than they have in the past?

John Arabia:  Very early days Chris and I think some of it will be dependent on when is there a vaccine, what do therapies look like, will there be a near-term aversion to traveling, to gathering to congregating, etcetera.  Long term is, I think I was saying earlier, I don’t anticipate any material reduction in demand because of this. I think long-term this industry has proven time and time again to be incredibly resilient and always in each cycle reach new highs.  The trajectory of coming out of this, I don’t yet know. I think it’s probably safe to say that with the amount of unemployment we currently have that the economy is going to be on rocky footing and with a bunch of companies just like ours that have been knocked back a bit, that business investment etcetera is likely to take a pause.  Does that lead to temporary lower occupancies or ramping occupancies and reduced rates?  I think that’s a very fair assumption.  The good news is we’ve been talking about is we’re prepared for that. We’ve always said we’re set up to take a 50% decline in same store EBITDA, something that up until this point has never happened before to that degree, and still have offensive capabilities.  So, if that is the case, I’m hoping for something better, you know, we have a large portfolio I’d love nothing more to have RevPAR higher than where we were in 2019. But in that event that we do come out of this in some level of recession I think we’re really well positioned.

Chris Woronka:  Okay, very good and then I want to ask you on the group side, none of us know what some of the restrictions are going to be or how long they’re going to last but, do you guys think it is possible to make investments that might make smaller group meetings possible if distancing rules continue?  How much of an investment do you want to make in reconfiguring group space for the idea that this could be with us for a few years versus the idea that it might not be with us 18 months from now?

John Arabia:  Yes, I think it’s on a case-by-case basis.  I mean, look, we are accelerating certain investments at some of our group hotels.  At our Renaissance Orlando we’ve been waiting to do the atrium, a big beautiful atrium which has a lot of meeting space and feed space that we’ve been waiting to do the flooring and the painting of that building for quite some time. The general manager, Bob, down there cannot wait to have that done but it’d be so disruptive tearing all that stuff up that it’d be a lot of displacement in the building and so, well, the hotel’s currently suspended operations. There’s no better time than the present.  If we believe that there was going to be a long-term impairment to groups that want to experience that hotel, we probably wouldn’t do it. But that’s not our view, and for a couple extra million bucks, we decided to accelerate that.  Same thing at the Renaissance D.C.  I fully anticipate that group will come back. It might be slow for a bit and we’re very likely going have to implement all of these procedures for social distancing and make sure that the hotel associates and guests are safe and going back to a hotel like Orlando, we added a significant amount of meeting space there and so we could easily handle smaller groups because we have so much space there.  So, I don’t know if that answered your question but a couple of things to think about.

Chris Woronka:  Yes, for sure. I appreciate that, thanks John.

John Arabia:  Thanks Chris.

Operator:  We’ll now take our next question from Smedes Rose with Citi.

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Smedes Rose:  Hi, thanks. John you mentioned that operating paradigms have to be changed significantly and I’m just wondering as the businesses or your properties reopen, do you think labor costs go down as to percent of revenue in the  post-COVID world or stay the same or go up with the extra protocols that might be in place?

John Arabia:  Yes, well there’s a lot that goes into it and depends also how you look at it. So, if you say as a percentage of revenues, well that’ll also depend on what revenue levels look like.

Smedes Rose:  That might not have been the best measure then, but I guess in general on a same store basis, you know, absolute costs I guess maybe think about it that way.

John Arabia:  Look I think there’s going to be incremental costs of making sure that the health and safety standards are implemented once we know all those. And there’s a lot of people that are working very diligently on coming up with those standards.  You have to remember; we are a high touch business, our business prides itself on service, on guest interaction and this is going to be a new paradigm.  It’s going to be, in the interim, , there’ll be some challenges but again there’s a lot of really smart people working on these things, too early for all of the details.  But from that standpoint, I think there will be some incremental costs, but there’s other services that we look at and we say is this an opportunity to relook at how we do things at the property and above property to become more efficient.  It was a quarter or two ago, and I forgot who asked the question, but somebody on the call said, “Is there any way that you can revamp the paradigm effectively in operations,” and I said, “No, not yet because even in a flat RevPAR environment, there’s too much inertia to get these changes.”  Well, this is a different environment. With 14 of 20 hotels closed, this is a different environment. And so a lot of these questions are being asked, not only by hotel ownership groups but also by operators so we’ll see where it goes.

Smedes Rose:  Okay, thanks I appreciate it.

John Arabia:  Thanks Smedes.

Operator:  We’ll take our next question from Michael Bellisario with Baird.

Michael Bellisario:  Morning everyone.

John Arabia:  Hey Michael.

Michael Bellisario:  Just want to go back to the Hilton Times Square to clarify that. Do you have a plan right now to hand the keys back to the lender all else equal assuming current conditions present?

Bryan Giglia:  Good morning, Michael, it’s Bryan. I can’t say a lot more than what we’ve disclosed on the call so far but let me recap that. Given the current conditions of the hotel, and again we are anticipating it losing $6 to $8 million of EBITDA this year and with the uncertainty of the ground rent reset, the tax resets all of these other items, at this moment, we are working with a special servicer on the options which could include a receiver going into effect.  If a receiver goes into effect there, then the conclusion of that would be some sort of consensual foreclosure or other item.  So that is the potential outcome if the receiver goes in.  At this time, that’s where we are on this.

Michael Bellisario:  Are you guys funding that service today and do you plan to fund that shortfall between now and November? How should we think about that?

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Bryan Giglia:  We did not make the May 1st  debt service.

Michael Bellisario:  And then just thinking a little bit further out to the Renaissance D.C. loan, how are you guys thinking about addressing that and then does your months of liquidity include potentially playing that $100-plus million loan off if that’s what needs to happen in the spring next year?

Bryan Giglia:  With that maturity it’s a little too early at this point to start the talks with the lender.  It is a lender we’ve had a long relationship with and so I think there are options there, given the current environment being able to extend things is definitely on the table these days.  So that’s something we can look at and at the end of the day if we are unable we definitely have liquidity to address situations. Again, Hilton Times Square is a very unique situation where just the confluence of several value destructive items that are all happening at the same time, makes it unique and difficult.  We’re having to support all of our mortgage hotels right now so that’s something you continue to do and we feel good about being able to work out a good solution at D.C.

Michael Bellisario:  That’s helpful and then just to clarify though that $100-plus million is not included in your cash burn or at least months of liquidity analysis?

Bryan Giglia:  Not in the liquidity analysis.

Michael Bellisario:  All right.

John Arabia:  Yes, the ongoing debt service payments are but not a final payoff.

Michael Bellisario:  Got it, understood. Thanks for that.

Operator:  We’ll take our next question from Stephen Grambling with Goldman Sachs.

Stephen Gambling:  Hey thanks. In the opening remarks I think you mentioned as you’re thinking about the markets potentially seeing some small owners that could come to market on the back end of this. Do you generally anticipate that the hotels that will hit the market could fit the criteria of what you would want to pursue, and then maybe more broadly or the things that on the back end of this you’re thinking about trying to reposition your portfolio around as relates to dispositions or acquisitions? Thanks.

John Arabia:  I think I got the question. Do we anticipate that there would be opportunities to acquire assets that fit our strategy, I believe was the question?  Too early to tell immediately or maybe we’re in the early days of it.  Eventually, yes, I do think that there will be assets that fit our strategy of Long-Term Relevant Real Estate®.  There have been assets that have been acquired recently or later in this past cycle that might eventually need to find a home but again these are really days.  Do we want to continue to capital allocate and dispose of hotels? Yes, as we’ve talked about on previous calls, there’s still probably a small handful of hotels that do not fit our strategy that we would eventually like to sell.  We have no pressure to sell those hotels.  We have no desire to give them away. We are comfortable with the hotels and, again, we have lasting power that we’re not forced to raise liquidity right now. So, while there’s still a few number of hotels that don’t fit that strategy, more hotels in there are valued so to speak, we’ll be patient.

Stephen Gambling:  Great, and then maybe an unrelated question, as you work to reopen properties, are there generally working capital or other kind of almost preopening type of expenses that we should be thinking about that could put some

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pressure on margins or cash flow relative to either the burn rate you’re referencing or just thinking through that ramp back? Thanks.

John Arabia:  Yes, not really. You know, obviously there’s going to be some restocking of certain supplies. There’ll be some expenses in just pulling people back, etcetera, etcetera. But I don’t see anything material that I would think about modeling.

Stephen Gambling:  Great, thanks so much.

John Arabia:  Thanks Stephen.

Operator:  We’ll take our next question from David Katz with Jefferies.

David Katz:  Hi gentleman, thanks for taking my question, I appreciate it.

John Arabia:  Hi David.

David Katz:  Hi, good to hear everyone’s voices and obviously it would be, you know, much nicer in person. Have you sort of laid out portfolio wide just so we can sanity check ourselves where a kind of EBITDA or a break-even occupancy or RevPAR level is?

John Arabia:  Yes, we have done a little bit of work on that. By the way, this is not an analysis I ever thought we would have to do.

David Katz:  Us either.

John Arabia:  We are doing it. For the obvious reasons we are doing it. And we believe the answer is, with a whole bunch of variables, we believe that the answer is somewhere between 35% and 45% occupancy, most hotels would break even. Now that assumes that ADR is lower, that assumes some incremental cost, etcetera, etcetera.  There are a whole bunch of variables in there and we could be off fairly meaningfully. A couple of hotels, maybe some of the larger group hotels, a hotel like Wailea, the occupancy is probably five points higher than that. So you want to call it, 40 to 50% occupancy. Again, with a whole bunch of variables.

David Katz:  Right.

John Arabia:  That number though, I will tell you David, that occupancy level is a lot lower than what we would have estimated six months ago. And again, what we’ve seen from the operators is a significant reduction in property level costs, in above property push downs and expenses, etcetera, etcetera.  So, on one hand it’s good news because we’re losing less money but again, I have to point out that the human toll of this is significant.

David Katz:  Right.

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John Arabia:  One of the key reasons we’re focusing so hard on trying to get back to normal, is so we can get people back to work.

David Katz:  Understood and if I can just sort of layout one final topic conceptually because you’re usually very thoughtful about these things.  We observe full-service properties in general cutting back on things like full-time restaurants and other kinds of services that enhance the value and the earning capacity of an asset but impact profitability generally speaking. Is there somewhat of a shifting paradigm where higher end hotels offer less and less in terms of those kinds of services directly where the services are limited even at higher priced hotels and whether something like that, endures over time?

John Arabia:  It really depends on the hotel David.  Certain hotels are going to require significant services and amenities. Others I think they have been forced to offer those services and amenities because of a brand standard but quite honestly might be an antiquated thought.

David Katz:  Right.

John Arabia:  So what we said is earlier was this is the time to reevaluate those paradigms and to see what the consumer actually wants and will pay for. And so, while we have a lot of thoughts right now, it’s really too premature to share those views but we are having those conversations with our operators.  One thing I really appreciate about our operators right now, is they are open to those discussions.

David Katz:  Right, I’m sure they are. Thank you for that and be safe and good luck.

John Arabia:  You as well, thank you.

Operator:  And we’ll take our next question from Bill Crow with Raymond James.

Bill Crow:  Hey, good morning out there guys.

John Arabia:  Hey Bill.

Bill Crow:  John, you mentioned advanced reservations and looking out toward the end of year and getting some activity there. Is there any evidence that consumers and guests are responding to discounting or is it just, you know, those who feel safe or willing to pay up for it?  Is there any sensitivity there?

John Arabia:  Boy Bill that’s a great question. I just don’t have that information at my fingertips. I think there will be discounting as, the more commodity type assets I do think there will be discounting and even as operators find out.  You know, for example there was a couple of resorts here open in South California on a limited basis over the past couple of weekends that put 30%, 40%, 50% of their rooms out and available and a lot of them sold out pretty quickly.  Now some of those rates were, you know, were okay. They weren’t great, they weren’t fantastic, but they were testing the market and also testing operations.  You know, I do believe that as we open up there will be some discounting but I can also see evidence and not necessarily from hotels but also from the golf courses that are reopening and other leisure amenities, I think there’s pent-up demand for a lot of these things.  I’m sure many of you, right now, are sitting in your basement, your garage, your living room, your dining room table etcetera and are very much looking forward to the day that you can go out and enjoy again and that’s what we’re seeing.

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Bill Crow:  Yes.

John Arabia:  Where that all runs out, I don’t quite yet know though.

Bill Crow:  All right, next quickie here. You took over kind of midway through this current cycle, and when we come out of this we’re obviously going to be at day 1, year 1 of whatever the next cycle brings. Does that change your risk appetite at all knowing that we’re at the start?

John Arabia:  No, I think it’s the same playbook that we’ve laid out.  We were very acquisitive early on in the last cycle.  We pulled that back pretty meaningfully and, you know, one acquisition over a four- or five-year period, numerous dispositions over that period.  We’ve had lots of conversations with everybody on the phone about our methodology of underwriting hotels and building in cycles. Bill, we didn’t see this coming.

Bill Crow:  No.

John Arabia:  But if our fundamental view is long-term, things have not changed - yes short term, sure they’ve changed. Long-term things have not changed. I don’t know if necessarily our risk profile has increased but I could see us - well, let’s put it this way, we are far more interested in acquisitions now than we were six months ago.

Bill Crow:  Yes, that’s great. That’s the answer I think. One more for me.  I know we’ve got a lot more things to think about but eventually it seems that local governments are going to need to get some money somewhere and I’m just wondering about property taxes, occupancy taxes. I mean it always has been, you know, lodging’s had a target on its back and it just feels like it’s going to be a bigger hit when going forward. Is that something you all have thought about?

John Arabia:  Thought about it, don’t know where it ends up. You know, if property value is going down, I think that there will be somewhat of an offset there. But I do believe that municipalities, states, local governments will be looking for more and more revenues as their coffers are being depleted currently.  You know, labor - I think that there’s going to be a significant conversation about folks that don’t provide healthcare benefits and whether they should. And the good news is, is we provide those benefits.  In fact, I think we’re a very good employer.  Our operators are very good employers.  But I think this is going to shake up the world in many different ways but then again nobody’s calling in here to listen to what I have to say about that so I will stop talking.

Bill Crow:  All right, listen John, I always appreciate your insights.

John Arabia:  Thanks Bill.

Operator:  And we’ll take our next question from Patrick Scholes with SunTrust.

Patrick Scholes:  Hi, good morning. Just a quick question for you on how we should think about your CapEx for this year.  I think the prior guidance was $65 to $85 million and you talked about some nonessential capital improvements deferred. Can you put a dollar amount around those nonessential capital improvements and then any high-level color on it, how we think about those deferrals getting pushed into next year or, or they permanently deferred?  Thank you.

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Bryan Giglia:  Good afternoon Patrick, it’s Bryan. Yes, the initial guidance for earlier this year was $65 to $85 million.  Our new guidance for CAPEX based on about a $30 to $35 million decline in that budget, the new guidance is call it $35 to $45 million and then on top of that John mentioned a few new projects that were accelerated based on being able to get them completed and not having the displacement that we would have normally expected there.  For the items that we kept in for this year are, one was the Portland hotel renovation that was ongoing and started last year and so that was a good piece of the forecast for this year.  Others are any important systems or infrastructure of the hotels that needed to be done or it was there time to be done, those we are not deferring. We are keeping the facades that need to be done, the elevators that need to get done, that stuff is getting completed.  Some of the stuff we pushed off are more of the things that can wait, you know for 12 to 18 months, the refreshes of lobby restaurant furniture, gym equipment, that sort of thing. So that can be deferred into next year or the following year, it will all depend on what the recovery looks like and how fast those items get rescheduled. Then as we get into next year we’ll go through the same exercise as everyone else will.  I think given our position or assuming that things continue that we see improvements, larger rooms renovations or renovations that have displacement associated with them, we’ll most likely get the preference early on due to our ability to do them and not experience that displacement.

Next year will be a moving target but none of it, especially given the amount of capital we have put into our portfolio over the years, the things that are getting deferred are, one, not permanently canceled they’re not permanently deferred but we have some flexibility in when we can slot those back in.

Patrick Scholes:  Thank you.

Operator:  And that does conclude today’s question and answer session.  I’d like to turn the conference back over to Mr. Arabia for any additional or closing remarks.

John Arabia:  Wonderful, thank you Operator and thank you everybody again for joining us today.  Stay safe, stay healthy and we look forward to seeing you in better days.

Operator:  And once again that does conclude today’s conference and we thank you all for your participation. You may now disconnect.

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